UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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QUOTIENT TECHNOLOGY INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

ENGAGED CAPITAL FLAGSHIP FUND, LP

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

ENGAGED CAPITAL, LLC

ENGAGED CAPITAL HOLDINGS, LLC

GLENN W. WELLING

CHRISTOPHER B. HETRICK

MATTHEW O’GRADY

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Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Quotient Technology Inc., a Delaware corporation.

On March 25, 2022, Engaged Capital issued the following press release:

ENGAGED CAPITAL COMMENTS ON ENTRENCHMENT MOVES AT QUOTIENT TECHNOLOGY

Remains Committed to Seeking the Election of Christopher Hetrick and Matthew O’Grady at Quotient’s Upcoming Annual Meeting

Newport Beach, CA, March 25, 2022 - Engaged Capital, LLC, an investment firm specializing in enhancing the value of small and mid-cap North American equities and the beneficial owner of approximately 6.4% of the outstanding shares of Quotient Technology Inc. (NYSE: QUOT) (“QUOT” or the “Company”) and an economic owner of approximately 9.8% of the outstanding shares, today commented on the recent disclosures by the Company and reaffirmed its commitment to seeking the election of Christopher Hetrick and Matthew O’Grady to the Company’s Board of Directors (the “Board”) at QUOT’s upcoming 2022 annual meeting of stockholders (the “Annual Meeting”).

Glenn W. Welling, Founder and Chief Investment Officer of Engaged Capital, said, “We believe that yesterday’s announcement is nothing more than a defensive tactic to present stockholders with the illusion of meaningful change. In reality, all the Board has done is shuffle leadership around with the intent to further entrench incumbent directors and management. This same leadership structure has presided over QUOT’s staggering underperformance and, in our view, has proven itself utterly incapable of creating any value for stockholders. The Company’s Board and management team’s track record is littered with a history of failures, quarter after quarter, year after year, glossed over with empty promises and a lack of accountability. We believe new blood is desperately needed inside QUOT’s boardroom to prioritize stockholders’ interests and yesterday’s announcement does nothing to change that fact.”

Boal Remains CEO and Becomes a “Shadow” Director

Under the leadership of CEO and Founder Steven Boal, QUOT’s business has dramatically underperformed its potential and significant stockholder value has been destroyed. In addition, we believe Mr. Boal has created a toxic culture at QUOT and tarnished the Company’s reputation after years of unprofessional, irrational and abusive behavior. Unfortunately for employees, customers and stockholders, despite yesterday’s announcement, it seems clear that Mr. Boal has no intention of leaving the Company. Instead of being voted off the Board by displeased stockholders at the Annual Meeting, the Board has once again provided Mr. Boal a way to escape accountability (yet maintain his control and influence). Title changes mean nothing without an actual agreement for a complete departure, especially given the fact that the last time Mr. Boal “stepped down” as CEO, he never actually left the Company and continued to commandeer almost every public earnings call. Notwithstanding yesterday’s announcement, we fully expect Mr. Boal to continue to wield his undue influence and control over QUOT for the foreseeable future and we would not be surprised to see him re-appointed to the Board by his long-time accomplices.

We Believe the Promotion of Robert McDonald to Chair is Not in Stockholders’ Best Interest

We consider Robert McDonald’s appointment as Chair of the Board to be a disgrace given his track-record at Procter & Gamble, which resulted in his unceremonious departure after performance was so poor that stockholders were forced to publicly air their concerns in order to remove him from that company. Additionally, since joining the Board in 2018, Mr. McDonald seems to have done nothing to help correct the Company’s appalling performance issues and appears to have sat idly by as QUOT’s stock declined by 45% during his tenure. Most importantly, we believe Mr. McDonald is complicit in the dysfunctional corporate culture at QUOT, as he is well known to be an outspoken enabler for Mr. Boal despite the latter’s persistent erratic behavior. Mr. McDonald’s appointment as Chair is another entrenchment tactic and a step in the wrong direction as the Board has decided to promote someone who has a long history of prioritizing Mr. Boal’s personal wishes over the interests of stockholders.

“New” Director Higgs is a Former Employee of New Chair McDonald

To make matters worse, we believe the addition of Eric Higgs to the Board is highly questionable and further highlights QUOT’s commitment to poor corporate governance. Mr. Higgs was employed by, and worked under, Mr. McDonald for years at Procter & Gamble. Given his pre-existing ties to an influential incumbent director, stockholders should wonder whether Mr. Higgs was added to the Board to help create value for stockholders, or to provide additional support in the boardroom to maintain the status quo.

Strategic Committee Appears Designed to Fail

We believe the newly formed Strategic Board Committee cannot be truly independent and is simply window dressing. We know for a fact that past approaches by potential buyers have been spurned by Mr. Boal without any disclosure to the full Board. This is unsurprising given Mr. Boal has indicated to us numerous times in the past that he would only consider acquisition offers which value QUOT at nearly a 200% premium to current prices. We have also been told by certain interested strategic buyers that they will not engage with QUOT or its Strategic Board Committee if Mr. Boal remains involved in the Company due to his history of deceit and self-interest. Until there are new independent directors in place working on behalf of stockholders, we have zero confidence this committee will earnestly assess how to maximize value or prioritize what is right for stockholders.

Settlement Negotiations Held in Bad Faith

The interactions preceding yesterday’s announcement by QUOT clearly demonstrate the true colors and lack of character inside its boardroom. After nominating director candidates earlier this month, we agreed to enter private settlement discussions with the Board and its advisors to see if there was a path to delivering the necessary governance enhancements at QUOT without engaging in a public proxy contest. We negotiated in good faith, despite warnings from people close to Messrs. Boal and McDonald, including the Company’s own advisors, who described the pair as “irrational fighters” who were “willing to do whatever it takes to win.” As recently as Wednesday, we were trading redlined term sheets with the Company’s advisors and had made our nominees available to the Board for interviews. We even had interviews scheduled for yesterday, but instead, without any warning, we woke up to read the Company’s surprise press release. It now appears obvious to us that this Board was negotiating in bad faith all along and only further proves how disingenuous and duplicitous this leadership group is.

Offer to Appoint Mr. O’Grady is Disingenuous

In yesterday’s announcement, QUOT praised our nominee Matthew O’Grady, believing that he would be a valuable addition to the Board. We agree. In fact, Mr. O’Grady was the CEO of a direct competitor of QUOT and QUOT’s “potential incoming” CEO, Matthew Krepsik, was junior to Mr. O’Grady while at Nielsen. However, QUOT’s claim that the Board is extending a conditional offer for Mr. O’Grady to join the Board is news to us and is extremely disingenuous. As far as we are aware, this may be the first time in history a settlement proposal was made via a public press release, as nobody from the Company has ever notified us or Mr. O’Grady of this “offer.” This just goes to further demonstrate that QUOT has never negotiated in good faith and that the Company’s management, directors and advisors are not to be trusted.

Mr. Welling added, “Stockholders can easily see through the superficial ‘changes’ in yesterday’s announcement. Apparently, a game of corporate musical chairs qualifies as ‘governance enhancements’ at QUOT, but the reality is that nothing has really changed. Incumbent leadership has once again shown their dedication to protecting themselves, and we are confident that other stockholders will also recognize today’s announcements as simply more stockholder unfriendly actions that serve only to further entrench the incumbents, and, more specifically, ensure the continued control and influence of Steven Boal while trying to dodge a reckoning at the upcoming Annual Meeting. Accordingly, we will be moving forward with our campaign to install two new, truly independent directors to bring real change and accountability to QUOT once and for all.”

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) is an investment advisor with a private equity-like investing style in the U.S. public equity markets. Engaged Capital seeks to help build sustainable businesses that create long-term stockholder value by engaging with and bringing an owner’s perspective to the managements and boards of undervalued public companies and working with them to unlock the embedded value within their businesses. Engaged Capital focuses on delivering superior, long-term, risk-adjusted returns for our limited partners. Engaged Capital was established in 2012 and is based in Newport Beach, California. Learn more at www.engagedcapital.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engaged Capital, LLC (“Engaged Capital”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Quotient Technology Inc., a Delaware corporation (the “Company”).

ENGAGED CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Engaged Capital Flagship Master Fund, LP (“Engaged Capital Flagship Master”), Engaged Capital Flagship Fund, LP (“Engaged Capital Fund”), Engaged Capital Flagship Fund, Ltd. (“Engaged Capital Offshore”), Engaged Capital, Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Christopher B. Hetrick and Matthew O’Grady.

As of the date hereof, Engaged Capital Flagship Master directly beneficially owned 5,636,142 shares of common stock, par value $0.00001 per share (the “Common Stock”), of the Company, and has entered into certain cash-settled total return swap agreements constituting economic exposure to a further of 3,240,594 notional shares of Common Stock. As of the date hereof, 471,008 shares of Common Stock were held in a certain account managed by Engaged Capital (the “Engaged Capital Account”). Each of Engaged Capital Fund and Engaged Capital Offshore, as feeder funds of Engaged Capital Flagship Master, may be deemed to beneficially own the 5,636,142 shares of Common Stock owned by Engaged Capital Flagship Master. Engaged Capital, as the general partner and investment adviser of Engaged Capital Flagship Master and the investment adviser of the Engaged Capital Account, may be deemed to beneficially own the 6,107,150 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and held in the Engaged Capital Account. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 6,107,150 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and held in the Engaged Capital Account. Mr. Welling, as the Founder and Chief Investment Officer of Engaged Capital and sole member of Engaged Holdings, may be deemed to beneficially own the 6,107,150 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and held in the Engaged Capital Account. As of the date hereof, neither of Messrs. Hetrick or O’Grady beneficially owned any shares of Common Stock.

Investor Contact:

Engaged Capital, LLC

Glenn W. Welling, 949-734-7900

Media Contact:

Gagnier Communications
Dan Gagnier, 646-569-5897

dg@gagnierfc.com